UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): January 20, 2012

BABY FOX INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-150835	26-0775642
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Suite 6A02, Hanwei Plaza, 7 Guanghua Rd.
Beijing, China 100004
(Address of principal executive offices)

Telephone: + 86 10 6562 9889

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As previously reported by the Company on a Current Report on Form 8-K, on November 30, 2011, Baby Fox International, Inc. (the “Company”) entered into a stock purchase agreement, or the “Stock Purchase Agreement”, by and among Mu Zhang, Catalpa Holdings, Inc., First Prestige, Inc., JD Infinity Holdings, Inc. and Favor Jumbo Enterprises Limited (the “Sellers”), Toby Investment Group (the “Original Purchaser”) and the Company. Pursuant to the terms of the Stock Purchase Agreement, the Sellers agreed to sell to the Original Purchaser an aggregate 1,899,051 shares (the “Shares”), or approximately 79.5%, of the Company’s outstanding common stock, for a purchase price of $275,000. Mu Zhang, one of the Sellers, is the sole officer and director and the majority shareholder of the Company. On January 5, 2012, the Company, the Sellers, the Original Purchaser and IFMT, LLC (the “New Purchaser”) entered into a Novation and Amendment to Stock Purchase Agreement dated as of January 5, 2012, pursuant to which the parties agreed to a novation under the Stock Purchase Agreement of the New Purchaser for the Original Purchaser, as well as certain other minor amendments.

On January 20, 2012, the Sellers terminated the Stock Purchase Agreement with the New Purchaser due to the New Purchaser’s failure to satisfy the conditions to closing, including funding the purchase price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Baby Fox International, Inc.

By:	/s/ Mu Zhang
Mu Zhang
Date: January 25, 2012	Chief Executive Officer